Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES RETIREMENT OF MR. WILLIAM BRANDT FROM THE BOARD OF DIRECTORS

WINCHESTER, Virginia (May 17, 2016) -- American Woodmark Corporation (NASDAQ: AMWD) announced today that Mr. William Brandt has declined to seek re-election to the Company’s Board of Directors at the next annual shareholders meeting.

Mr. Brandt was one of four partners that purchased the cabinet division of Boise Cascade in May 1980, forming American Woodmark Corporation. He previously served as the Company’s Chairman and Chief Executive Officer from 1980 to 1996 and as Chairman until 2004. Since his retirement from active management in 1996, Mr. Brandt has continued to serve as a member of the Board of Directors.

Mr. Brandt commented “It has been an honor for me to have served as a board member of American Woodmark since our inception in 1980. I am extremely pleased with the evolution of the Company, not only in terms of our strategic posture, but more importantly relative to the culture and value system under which it operates. I leave my position having the utmost confidence in the Management of the Company and the governance of our Board.”

Mr. Kent Guichard, current Chairman of the Board, commented “Bill was the driving force in the creation of our Company thirty-six years ago. He nurtured the organization through the early years, led the establishment of American Woodmark as a viable and independent industry player, and was instrumental in laying the business and cultural foundation that continues to drive our success.”

Guichard added “I have had the distinct privilege of working first for and then with Bill for more than twenty-three years. His tireless energy and unwavering support for all the men and women of American Woodmark has been invaluable. His powerful vision for the company has made us the company we have become. We cannot thank him enough for his many contributions over several decades. We wish Bill success in his future endeavors and dedicate ourselves to honoring his legacy in the years ahead.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.